                                                                 EXHIBIT 2(c)




                           AGREEMENT TO BUY AND SELL
                           -------------------------

  This Agreement to Buy and Sell dated as of the 30th day of September , 1994 (the "Agreement") by and between MOON REALTY, a partnership organized and existing under the laws of the state of Louisiana ("Seller") and QUAKER STATE CORPORATION, a corporation organized and existing under the laws of the state of Delaware, its successors and assigns ("Buyer") (the "Agreement").

                             W I T N E S S E T H :

  WHEREAS, Seller wishes to sell and the Buyer wishes to purchase on the terms and conditions set forth herein that certain tract or tracts of land located at 2640 Valley View Drive, Shreveport, Louisiana, more particularly described in the attached Exhibit A, and the improvements located thereon and certain equipment more particularly described on the attached Exhibit C.

  NOW, THEREFORE, in view of the foregoing, the Seller and Buyer agree as follows:

  (1)  Property.
       ---------
  Upon and subject to the following terms and conditions, Seller agrees to sell to Buyer and Buyer agrees to purchase and accept from Seller the following property (collectively, the "Property"):

  (a) All that certain immovable property described on Exhibit "A" attached hereto and made a part hereof (the "Land");

  (b)  All buildings and improvements located on the Land (the "Improvements");

  (c) All right, title and interest of Seller, if any, in and to (i) any land lying in the bed of any street, road, avenue or alley, open or closed, adjoining the Land, to the center line thereof, (ii) all leases, easements, rights of way, servitudes, covenants and other rights appurtenant to the Land and the Improvements (the "Appurtenant Rights");

  (d)  The leases described in Exhibit B (the "Leases"); and

  (e) The equipment and fixtures (the "Equipment and Fixtures") described on Exhibit "C" attached hereto and made a part hereof.

  (2)  Deposit.

  There is no deposit or earnest money under this Agreement.

  (3)  Conveyance.

  (a) Title to the Land and Improvements and Appurtenant Rights shall be conveyed to Buyer at Closing (as hereinafter defined) by Limited Warranty Deed in the form attached hereto as Exhibit "D", subject to the Permitted Exceptions (as hereinafter defined), if any, and the following exceptions, reservations and conditions:

  (i)  Zoning, building and all other applicable laws and ordinances;

 (ii)  Public roads and highways, located thereon; and

(iii) Servitudes, easements, licenses, restrictions and covenants that are filed of record in the conveyance records of Caddo Parish, Louisiana, and which do not interfere in a material way with the Buyer's intended use of the Property.

  (b) Title to the Equipment and Fixtures shall be conveyed to Buyer at Closing by a bill of sale (the "Bill of Sale") in the form attached hereto as Exhibit "E".

  (c) The conveyance of Seller's rights under the Leases shall be in the form of the assignment (the "Assignment") attached as Exhibit F.

  (d) IT IS THE EXPRESS INTENT OF THE PARTIES THAT THE PROPERTY WILL BE CONVEYED BY SELLER TO BUYER IN "AS-IS, WHERE-IS" CONDITION WITH NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SUCH DISCLAIMER TO BE INCLUDED IN THE DEED AND THE BILL OF SALE; PROVIDED, HOWEVER, THAT THIS SUBPARAGRAPH (d) SHALL NOT ALTER THE WARRANTIES OF TITLE PROVIDED FOR HEREIN.

  (e)  The Deed and the Bill of Sale shall include the following language:

  Buyer acknowledges that Seller does not warrant that the Property, including land, buildings, improvements, equipment and fixtures, is free from redhibitory or latent defects or vices, and Buyer releases Seller of any liability for redhibitory or latent defects or vices under La. Civil Code Art. 2520-2548. Buyer declares that it does hereby waive the warranty of fitness for intended purpose or guarantee against hidden or latent or redhibitory vices under Louisiana law, including Civil Code Art. 2520-2548, and that warranty imposed by La. Civil Code Art. 2476, and waives all rights relating to redhibition and reduction of price pursuant to La. Civil Code Art. 2520-2548. Buyer further acknowledges that the waivers and disclaimers contained in and/or referred to in this paragraph have been brought to the attention of Buyer and explained in detail and that Buyer has voluntarily and knowingly consented to such waivers and disclaimers.

  (4)  Purchase Price.
       ---------------
  The purchase price for the Property shall be $10,541,100.    The parties
agree that $9,000,000 of the purchase price shall be allocated to Land and Improvements and the remainder of the purchase price shall be allocated to the Equipment and Fixtures. The purchase price attributable to Equipment and Fixtures shall be payable to Seller at the First Closing (as hereinafter defined) and the purchase price attributable to the remainder of the Property shall be payable to Seller at the Second Closing (as hereinafter defined), said purchase price, in each case, being payable by Buyer to Seller in cash, either by wire transfer of immediately available funds or a certified check.

  (5)  Survey.
       -------

  Within fifteen (15) days after the Effective Date (as hereinafter defined) hereof, Buyer may, at Buyer's sole cost and expense, obtain a current plat of survey (the "Survey") of the Land and Improvements.

  (6)  Title Commitment.
       -----------------

  Within ten (10) days after the Effective Date (as hereinafter defined) hereof, Buyer shall deliver to Seller a title commitment (the "Title Commitment") covering the Land on an ALTA form issued by a Title Insurance Company acceptable to Buyer. The cost of the actual policy when issued shall be paid by Buyer.

  (7)  Objections and Permitted Exceptions.
       ------------------------------------

  Buyer shall have ten (10) days after receipt of the Title Commitment and the Survey in which to object, in writing, to any matter therein, and those matters to which Buyer does not object, in writing, shall become permitted exceptions hereunder (the "Permitted Exceptions"). If within such ten (10) day period, Buyer notifies Seller of any title or survey objections, Seller shall have ten
(10) days in which to cure or remove same, and Seller hereby agrees to make a good faith effort to cure any Survey or title objections. If Seller is unable to cure or remove such title and Survey objections to the satisfaction of Buyer and the Title Company within such ten (10) day period, Buyer, at Buyer's option and as Buyer's sole and exclusive remedy, shall either (a) terminate this Agreement and neither party shall have any further rights or obligations pursuant to this Agreement, or (b) waive any such Survey or title objections or defects and accept such title as Seller is able to convey without offset, reduction or abatement in the Purchase Price (with the uncured objections or defects becoming Permitted Exceptions hereunder). Nothing in this

Paragraph 7 shall relieve Seller from its obligation to convey title to the Property free and clear of all monetary liens.

  (8)  Inspection.
       -----------

  Upon reasonable advance notice to Seller, Buyer may, at Buyer's sole cost and expense, examine and inspect the Property at any reasonable time. Buyer shall and does hereby indemnify and hold Seller harmless from and against any and all liability, loss, cost, expense and damage caused to or incurred by Seller or the Property by any acts or omissions of Buyer (or its agents or representatives) in connection with such inspection. Any information relating to the Property provided by Seller to Buyer or obtained by Buyer in the course of its inspection shall be treated as confidential information by Buyer, to be made available only to such persons as may be reasonably necessary to properly evaluate the Property and/or as may be needed by Buyer to secure financing for the Property.

  (9)  Environmental matters.
       ----------------------

  Seller makes no representation or warranty, either express or implied, with regard to the Environmental Condition of the Property.

  "Environmental Condition" shall mean the presence on the Property of any "hazardous substance" as that term is defined in any federal, state, county/parish, or municipal statute, ordinance, regulation, rule, order, judgment, or decree, including, without limitation, (i) the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Clean Air Act; the Water Pollution Control Act (the Clean Water Act); the Toxic Substances Control Act, the Safe Drinking Water Act, and the Insecticide, Fungicide and Rodenticide Act, as amended, and the state counterparts of those laws; and (ii) any material or substance which is now listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. Section 172.101); and (iii) any contaminant, oil, petroleum product or by-product, radioactive material or by-product, any mining waste, toxic substance, hazardous waste, or other material, the removal of which is required or the existence or management of which is prohibited, penalized, or regulated by any federal, state, or local government agency, authority, or unit.

  Buyer may, at Buyer's sole expense, conduct an environmental site assessment (the "Assessment") by qualified environmental consultants acceptable to Seller to determine the Environmental Condition of the Land and Improvements.
However, Buyer agrees that the Assessment which may be conducted by Buyer shall not be conducted until such time that all of the Agreement Conditions and the Funding Condition (which are defined in Paragraph 15 of this Agreement) have been satisfied. A copy of the Assessment shall be provided promptly by Buyer to Seller. Buyer may, at Buyer's sole expense, conduct any additional test studies and investigations recommended in the Assessment. Buyer may, at Buyer's sole expense, undertake such investigation and remediation of the Land and Improvements as may be necessary or appropriate to comply with applicable laws, regulations or government orders regarding the Environmental Condition of the Land and Improvements or as may be recommended by the environmental consultants. Buyer agrees that Seller shall have no obligation to perform the remediations of the Land and Improvements recommended by the environmental consultants in the Assessment, if any, and Buyer shall defend, indemnify, and hold harmless Seller in the same manner as set forth in Paragraph 11 of this Agreement from any liabilities to any party or entity or government agency for, with respect to, or as a result of the Environmental Condition of the property irrespective of whether the Assessment is conducted before or after the Second Closing.

  At such time that the Agreement Conditions and the Funding Condition have been satisfied, Seller shall provide Buyer with access to the Land and Improvements to perform the Assessment, any additional tests, studies and investigations recommended in the Assessment, and any remediation of the Land and Improvements. In the event that Buyer exercises its right to take such action, Buyer shall, to the extent practicable, undertake these actions in a manner that will not unreasonably disrupt the business operations conducted on the Land. After the completion of any investigation or remediation undertaken by Buyer, Buyer shall restore the surface and existing structures to a condition substantially similar to that existing at the time immediately prior to such action taken by Buyer.

  Buyer shall indemnify and hold Seller harmless from and against any loss, cost, expense or liability arising, directly or indirectly, from the performance of the Assessment, additional tests, studies, and investigations, and any remediation performed by Buyer, its agents, employees and contractors.

  (10) Access to information regarding the Property.
       ---------------------------------------------

  Seller agrees to make available to Buyer any information, documents, surveys or reports within Seller's possession or control regarding any environmental assessments or audits of the Property, underground storage tanks located on the Property or engineering reports or assessments regarding the Property.

  (11) Indemnification.
       ----------------

  Buyer shall defend, indemnify and hold harmless Seller from any and all liabilities (including strict liability), actions, demands, penalties, losses, out-of-pocket costs or expenses (including, without limitation, reasonable consultant's fees, investigation and laboratory fees, attorney's fees and expenses and remedial costs), suits, clean-up costs, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred or suffered by or asserted against Seller by any person or entity or government agency for, with respect to, or as a result of the Environmental Condition of the Property or Buyer's actions or omissions after the Closing.

  The representations, covenants, warranties and indemnifications contained in this paragraph shall survive the Closing.

  (12) Seller's representations and warranties.
       ----------------------------------------

  Seller hereby represents and warrants to Buyer that:

  (a) Seller is a partnership duly organized, validly existing and in good standing under the laws of the state of Louisiana and has full power and authority to own and operate its properties, to lease the properties it leases, and to carry on and conduct its business as it is now being carried on and conducted.

  (b) Seller has full power and authority to enter into this Agreement and to consummate fully the transactions contemplated herein and that any and all necessary partnership action and proceedings for consummation of such transactions have been taken. Seller will deliver to Buyer at the Closing, any and all certificates, resolutions, powers of attorney or other documents deemed necessary by the Buyer to document the due authorization of the actions taken by the Seller pursuant to this Agreement (the "Seller's Authorization Documents").

  (c) Seller's performance hereunder shall not constitute a breach of any other agreement to which Seller is a party which default, either singly or in combination with other defaults, would have a material adverse effect on Seller's ability to sell the Property.

  (d) Consummation of the transactions contemplated in this agreement will not result in a violation by Seller of any applicable federal, state or local law, statute, regulation or ordinance or any judgment or decree to which Seller is subject.

  (e) Except as disclosed on Exhibit "G" hereto, there are no consents of third parties which are necessary in order for Seller to carry out and consummate the transactions contemplated by this Agreement.

  (f) Seller is not a party to any material action, suit, arbitration, governmental investigation or other administrative proceeding pending, or, to Seller's knowledge, threatened, which challenges Seller's right to sell the Property.

  The representations and warranties set forth in this Paragraph 12 shall survive the Closing.

  (13) Buyer's Representations and Warranties.
       ---------------------------------------

  Buyer hereby represents and warrants to Seller that:

  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in the State of Louisiana.

  (b) Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein and any and all necessary corporate action and proceedings for consummation of such transactions have been taken. Buyer will deliver to Seller at the Closing, any and all certificates, resolutions, powers of attorney or other documents deemed necessary by Seller to document the due authorization of the actions taken by the Buyer pursuant to this Agreement (the "Buyer's Authorization Documents").

  (c) Consummation of the transactions contemplated in this Agreement will not result in a violation by Buyer of any applicable federal, state or local law, statute, regulation or ordinance or any judgment or decree to which Buyer is subject.

  (d) Buyer is not a party to any material action, suit, arbitration, governmental investigation or other administrative proceeding pending, or, to Buyer's knowledge, threatened, which challenges Buyer's right to purchase the Property.

  (e) Buyer has not received notice of any violations, which have not been cured, of any federal, state or local laws, statutes, orders or processes or arbitrator's orders applicable to it and the operation of its business on the Property which, either singly or in the aggregate, would have a material adverse effect on Buyer's ability to purchase the Property.

  The representations and warranties set forth in this Paragraph 13 shall survive the Closing.

  (14) Prorations and adjustments.
       ---------------------------

  All ad valorem taxes for 1994 shall be paid by Buyer, and the Buyer shall assume the obligation to pay the taxes in full at such time as they become due. Rents due under the Leases shall be prorated as of the Closing Date.

  (15) Move to Port Site.
       ------------------

  Seller has been engaged in negotiations with the Caddo-Bossier Parishes Port Commission (the "Port Commission") and the Industrial Development Board of the Parish of Caddo, Inc. (the "IDB") regarding the sale of the Land and Improvements to the IDB/Port Commission for $9,000,000 and the relocation of substantially all of the manufacturing and business operations conducted at the Property to a new facility (the "Port Facility") to be constructed at the Port Commission's port on Red River. A letter of intent dated July 12, 1994, has been executed by Seller and the Caddo-Bossier Parish Port Commissions, a copy of which letter is attached hereto as Exhibit "H." Buyer agrees that the obligations imposed on Buyer in this Agreement are subject to the terms and conditions of the July 12, 1994 letter of intent attached hereto as Exhibit "H."

  Buyer has entered into this Agreement in the expectation that it will be able to (a) enter into a definitive agreement or agreements with the IDB pursuant to which the IDB will commit to purchase the property from Buyer at a purchase price of $9,000,000 subject only to the condition that title be good and merchantable and that the Land and Improvements be free of "Environmental Conditions" which are in violation of applicable local, state or federal law or regulation, (b) enter into a definitive agreement with the IDB pursuant to which the IDB will commit to lease the Land and Improvements to Buyer for the period during which the

Buyer is preparing the Port Facility for occupancy at a rent not to exceed $45,000 per month and pursuant to which the IDB will lease a portion of the Land and Improvements to Buyer for use subsequent to the move by Buyer to the Port Facility, and (c) enter into a definitive agreement with the Port Commission pursuant to which the Buyer will commit to obtain a twenty year leasehold estate coupled with a nominal price purchase option for a prepaid rent of approximately $1,000,000 (collectively referred to herein as the "Agreement Conditions"). In order to complete the purchase commitment contemplated under subparagraph (a) above, the IDB will need to secure and confirm funding for the $9,000,000 necessary to enable the IDB to purchase the Land and Improvements (the "Funding Condition"). For purposes of this Agreement, the Funding Condition shall be deemed to have been satisfied at such time that the IDB confirms to Buyer by written notice that it stands ready, willing and able to consummate the purchase of the Land and Improvements for $9,000,000, subject to such other terms and conditions as may be negotiated between the IDB and Buyer. After the Effective Date, Buyer agrees to cooperate with Seller in Seller's efforts to satisfy the Agreement Conditions and the Funding Condition for the purpose of facilitating the proposed move to the port site. Following the execution hereof, Buyer agrees to proceed with reasonable diligence and dispatch to complete the negotiations with the IDB and the Port Commission regarding the satisfaction of the Agreement Conditions and the Funding Condition.


   (16)  Closing.
         --------

  (a) The consummation of the purchase and sale of the Property contemplated by this Agreement shall take place in two separate closings. The first closing ("First Closing") shall take place on or before the date the transactions contemplated in that certain

Stock Exchange Agreement between Westland Oil Company, Inc. and Quaker State Corporation dated as of August 3, 1994 are consummated (the "First Closing Date") at such time and place as the Seller and Buyer may agree upon.

  (b)  At the First Closing, Seller shall deliver to Buyer the following:

   i.  the Bill of Sale; and

  ii.  the Seller's authorization documents.

  (c)  At the First Closing, Buyer shall deliver to Seller the following:

   i.  the purchase price attributable to the Fixtures and Equipment; and

  ii.  the Buyer's authorization documents.

  (d) The second closing shall take place on a date (the "Second Closing Date") agreeable to Seller and Buyer within twenty-one (21) days of written notice from Seller to Buyer that the Funding Condition and Agreement Conditions have been satisfied. At the Second Closing, Seller shall deliver to Buyer the following:

    i. the Deed;

   ii. the Assignment; and

  iii. the Seller's authorization documents.

  (e)  At the Second Closing, Buyer shall deliver to Seller the following:

    i. the purchase price attributable to the Land and Improvements, less the rent proration; and

  ii.  the Buyer's authorization documents.

  (17) Default by Buyer.
       -----------------

  In the event that Buyer defaults hereunder, Seller may avail itself of such remedies as are provided by operation of law. Seller is specifically granted the right to sue for specific performance of the Buyer's obligations. In the event the Buyer should default under any of the provisions of this Agreement and the Seller should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of Buyer contained herein, the Buyer agrees that it will pay to the Seller the reasonable fees of such attorneys and reimburse the Seller for such other expenses and amounts paid by the Seller.

  (18) Default by Seller.
       ------------------

  In the event that Seller defaults hereunder, Buyer may avail itself of such remedies provided by operation of law. Buyer is specifically granted the right to sue for specific performance of the Seller's obligations. In the event the Seller should default under any of the provisions of this Agreement and the Buyer should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of Seller contained herein, the Seller agrees that it will pay to the Buyer the reasonable fees of such attorneys and reimburse the Buyer for such other expenses and amounts paid by the Buyer.

  (19) Casualty loss.
       --------------

  If the Property or any part thereof suffers minor damage prior to closing from fire or other casualty, Seller shall repair same prior to closing at Seller's sole cost and expense, and the Closing shall be delayed a reasonable period of time to allow the repairs. If the Property suffers major damage prior to Closing, Buyer shall proceed to Closing, whereupon the proceeds of any insurance covering such damage shall be assigned to Buyer at Closing with no reduction or abatement in the purchase price. For purposes of this Agreement, major damage shall mean damage or destruction, the cost of repairing which exceeds $100,000 and minor damage shall mean damage or destruction, the cost of repairing which is $100,000 or less.

  (20) Brokerage.
       ----------

  Each party hereto warrants to the other party that it has not engaged the services of a broker or finder in connection with this transaction and that it will indemnify each other party to this Agreement from and against any claim for a brokerage commission, finder's fee, or the like from anyone claiming that such a commission is owed by virtue of a contract with the party against whom indemnification is sought under this paragraph.

  (21) Effective Date.
       ---------------

  The effective date of this Agreement (the "Effective Date") shall be the date this Agreement is executed by the last to sign of the Seller and Buyer.

  (22) Notices.
       --------

  All notices, requests and communications ("Notice") under this Agreement shall be given in writing and shall be delivered by U. S. Express Mail, Federal Express or other overnight courier to the Seller and Buyer at the addresses indicated below:

      (a)  If to Seller:      Moon Realty
                              ATTENTION: Mr. L. David Myatt
                              P.O. Box 8098
                              Shreveport, LA  71148

                              with a copy to:

                              Cook, Yancey, King & Galloway
                              ATTENTION:  Jerald R. Harper
                              P. O. Box 22260
                              Shreveport, LA  71120-2260

      (b)  If to Buyer:       Quaker State Corporation
                              255 Elm Street
                              Oil City, PA  16301
                              ATT: Herbert M. Baum
                              Telecopier No.: (814) 676-7920


                              with a copy to:

                              Kirkpatrick & Lockhart
                              1500 Oliver Building
                              Pittsburgh, PA  15222
                              ATT: Charles J. Queenan, Jr., Esq.
                              Telecopier No.:  (412) 355-6501

  (23) Assignment, Successors and Assigns.
       -----------------------------------

  Buyer may assign this Agreement without Seller's prior written consent, provided, however, such assignment shall not relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

  (24) Entire Agreement; Modification.
       -------------------------------

  This Agreement, as defined in the recitals hereto, and its Exhibits constitute the entire agreement by and between the parties hereto with respect to the subject matter contained herein and therein, and except as set forth herein and therein, no representations, warranties or agreements, either oral or written, with respect to such matters shall be binding upon either of the parties. This Agreement may not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

  (25) Interpretation.
       ---------------

  The headings and titles to provisions contained herein are for convenience only, and shall not be deemed to modify or affect the rights and duties of the parties to this Agreement.

  (26) Counterparts.
       -------------

  This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the Seller and Buyer have signed this Agreement in the presence of the undersigned competent witnesses on the dates set forth beneath their respective signatures.

WITNESSES:                      MOON REALTY


/s/ Jerald R. Harper            By: /s/ L. David Myatt
- - -----------------------             --------------------------
                                    L. David Myatt, Partner
/s/ Ben Warren, Jr.                 Date: 9/30/94
- - -----------------------                   -------------


                                    By: /s/ Dennis M. Myatt
                                       ------------------------
                                    Dennis M. Myatt, Jr., Partner
                                    Date: 9/30/94
                                          --------------


                                QUAKER STATE CORPORATION



/s/ Gerald W. Callahan              By: /s/ Conrad A. Conrad
- - ------------------------               --------------------------------
                                    Date: 9/30/94
                                          ---------------
/s/ Herbert M. Baum
- - ------------------------

                            LIST OF OMITTED EXHIBITS - AGREEMENT TO BUY AND SELL


A.  Description of Land to be Purchased and Sold
B.  List of Leases
C.  Description of Equipment and Fixtures to be Purchased and Sold
D.  Form of Limited Warranty Deed
E.  Form of Bill of Sale
F.  Form of Assignment of Rights under Leases
G.  List of Necessary Consents
H. Letter of Intent Dated July 12, 1994 Between Seller and Caddo-Bossier Parish Port Commission


       Quaker State hereby agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit.